Exhibit 99.1

This news release contains forward-looking statements, including statements regarding the completion of the Offering, the principal amount, interest rate and maturity date of the notes being offered in such Offering and our use of the net proceeds from the Offering. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our inability, due to market conditions or other reasons, to complete the Offering with the economic terms described below, if at all; our inability, for whatever reason, to close on the tender offer; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Circuit, Inc. Announces Pricing of $312.0 Million 7.75% Senior Notes

St. Petersburg, FL—July 31, 2009 - Jabil Circuit, Inc. (NYSE:JBL) announced today the pricing of its offering of $312.0 million 7.75% senior unsecured notes due 2016 (the “Offering”). These notes will be issued at a price of 96.143% of par resulting in a yield to maturity of 8.50%.

Jabil anticipates that the closing of the Offering will occur on August 11, 2009. Jabil intends to use all or a portion of the net proceeds from the Offering to pay for any of its $300.0 million 5.875% Senior Notes due July 15, 2010 (the “5.875% Senior Notes”) that are tendered pursuant to Jabil’s cash tender offer, announced on July 28, 2009, along with the accrued interest and associated fees and expenses. Jabil will use any remaining net proceeds for general corporate purposes, which may include repaying any borrowings that may then be outstanding under the revolving credit portion of its $1.2 billion amended and restated five-year unsecured credit facility (the “Credit Facility”), reducing the amount funded under its $200.0 million foreign asset-backed securitization program expiring on March 18, 2010, reducing the amount funded under its $250.0 million U.S. asset-backed securitization program expiring on March 17, 2010, investing in investment grade securities, funding open market purchases, redemption or repayment of any untendered 5.875% Senior Notes or repaying a portion of the borrowings under the term portion of the Credit Facility.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. acted as joint book-running managers for the Offering. The Offering was made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities Inc., 270 Park Avenue, 8th Floor, Attention: Syndicate Desk, New York, New York 10017, 212-834-4555. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Vice President, Investor Relations

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com